Exhibit 10.2.28
SEPARATION AND RELEASE AGREEMENT
For EXECUTIVE OFFICERS

This Separation and Release Agreement (the “Agreement”) is made and entered into between Tim Mullany (the ”Employee”), whose address is [ ], and Jack in the Box Inc. (the “Company”). This Agreement sets forth and confirms the terms and conditions of a mutually agreed upon Separation Package and Release of Claims between the Company and Employee.
Employee understands that his/her employment with the Company and/or any past or present subsidiary, affiliate, predecessor, or successors will end on February 2, 2023 (the “Separation Date”). On the Separation Date and thereafter, Employee will have no authority to act on behalf of the Company or any affiliated entity in any capacity. Unless otherwise agreed upon herein, Employee will receive all salary and vested benefits up to and including the Separation Date.
This Agreement shall be deemed effective and enforceable as of 1) the expiration of any Revocation Period provided herein; or 2) if no Revocation Period is provided, the date this Agreement is executed by the Employee (the “Effective Date”).
Company Offer. Although the Company has no obligation to do so, if Employee (i) fulfills the Requirements to Accept Offer; and (ii) complies with all of his/her legal and contractual obligations to the Company, then the Company will provide Employee with the following severance benefits (the “Severance Benefits”):
(1)Severance Payment. The Company will pay Employee, as severance, a total amount of $549,985 (Five hundred Forty-Nine Thousand Nine Hundred Eighty-Five dollars) (less required tax withholdings and any other offsets for money Employee owes the Company), which represents the Lump Sum Severance Payment and COBRA Payment pursuant to Section 3(a) and 3(c) of the Company’s Severance Plan for Executive Officers (“Separation Payment”). This Separation Payment is in addition to wages or other amounts earned as of the Termination date, and Employee is entitled to those amounts regardless of whether or not Employee signs this Agreement.
(2)Annual Incentive Payment. If Employee is not eligible to receive an annual incentive payment under the terms of the Company’s Performance Incentive Program (because Employee is not retirement eligible under that program), Employee will remain eligible to receive a prorated lump sum cash payment under the Company’s Performance Incentive Program as described in Section 3(b) of the Company’s Severance Plan for Executive Officers (the “Prorated Annual Incentive Payment”). Employee acknowledges and understands that no Prorated Annual Incentive Payment is guaranteed and will be calculated and determined by the Company based on fiscal year performance achievement against the applicable performance goals and methodology set forth in the Performance Incentive Payment. The Prorated Annual Incentive Payment, if any, will be made after the end of the fiscal year in which Employee's termination occurs.
(3)Outplacement Support. The Company will provide Employee up to 12 months of outplacement support through a provider selected and paid for by the Company.
Employee acknowledges that the Separation Benefits set forth in this Agreement are amounts and benefits to which Employee would not be entitled to except for his/her decision to sign and abide by the terms of this Agreement. Employee represents and warrants that the Company has paid to Employee all wages, accrued but unused vacation pay and other employee benefits of any kind due to her by the Company as a result of his/her employment with and separation from the Company, other than the Separation Benefits set forth herein.

Requirements to Accept Offer. In order to receive any of the Severance Benefits, the Requirements to Accept Offer described below must be fulfilled by the Employee.  If the Requirements to Accept Offer are not fulfilled, the Company Offer automatically terminates.  The Severance Benefits are in addition to wages due to Employee for work performed and will be paid to Employee as consideration for Employee's settlement, release and discharge of any and all known or unknown claims as described below.
In order to accept the Company’s Offer, Employee must:
(a)    sign this Agreement and return it to the Company by January 2, 2023, by one of the following methods:
(1)hand-delivering the Agreement to Steve Piano, SVP Chief People Officer, 9357 Spectrum Center Blvd, San Diego, CA 92123; or
(ii)    mailing or sending the Agreement by overnight service such as Federal Express such that it is received no later than January 2, 2023, to:
Steve Piano
SVP Chief People Officer
9357 Spectrum Center Blvd
San Diego, CA 92123

(iii)    Faxing the Agreement to Steve Piano at 858-522-4501; or
(iv)    Sending the Agreement via Electronic Mail (email) to Steve Piano, [ ]
(b)    not revoke this Agreement during the seven (7) day Revocation Period.
(c)    return to the Company on or before February 2, 2023, all property of the Company which Employee has in his/her custody or control, such as office equipment, computers, forms, manuals, spreadsheets, vendor files, franchise files, personnel files, or other confidential and/or proprietary material of the Company, whether in hard copy or electronic form. Employee agrees and acknowledges that such property belongs solely to the Company and he/she will not take any such property or copies of such property at the time he/she leaves the Company’s employment. Employee further agrees to maintain all information regarding the Company’s internal policies and procedures as strictly confidential and shall not disclose them to third parties.
Time When Payment Will Be Made.  If Employee fulfills the Requirements to Accept Offer described above, the Separation Payment will be issued through a one-time, lump-sum payment (via direct deposit or a mailed check, according to Employee’s previously designated preferences) within ten (10) days after the Effective Date, or the Separation Date, whichever is later.
Release of Known and Unknown Claims. By signing and returning this Agreement to the Company, Employee understands and agrees that he/she is hereby generally and completely settling, releasing and discharging any and all claims of every type, known or unknown, which he/she has or may have against the Company, its board members, shareholders, directors, officers, past and current employees and/or representatives (collectively the “Releasees”), whether known or unknown, that arise out of or are in any way related to events, acts, conduct, or omissions of the Releasees occurring prior to or on the date Employee signs this Agreement. This is a general release of all claims and includes, without limitation, all claims related to my employment with the Company or the cessation of that employment, and all claims arising under any Federal, State, or local laws or regulations pertaining to employment, including, but not limited to claims under the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Fair Labor Standards Act, Title VIII of the Civil Rights Act of 1964, Sections 503 and 504 of the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended, the California Government Code, the California Fair Employment and Housing Act, California Pregnancy Disability Law, the California Family Rights Act, the California Labor Code, including but not limited to California Labor Code section 132a, any amendments to any of these statutes, and any other federal, state, or local statute, ordinance, regulation, or common law, regardless of whether such claim be based on an action filed by me or by a governmental agency.
Employee understands and acknowledges that Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, as well as any amendments to any of these statues, and common law, provide the right to an individual to bring charges, claims, or complaints against their employer or their former employer if the individual believes they have been discriminated against or harassed, including but not limited to, discrimination or harassment on the basis of pregnancy, race, ancestry, color, religion, sex, marital status, national origin, age, physical or mental disability, or medical condition. With full understanding of the rights afforded me under these laws, and to the fullest extent permitted by law, agree not to file against Releasees any charges, complaints against Releasees for any alleged violation(s) of any of these acts, statutes, regulations, or the common law regarding events that have occurred in connection with my employment with the Company.
Waiver of Notice Requirements under State and Federal WARN Act.  By signing and returning this Agreement to the Company and in further consideration of receipt of my Separation Package, I agree and understand that I am waiving my right to bring any and all claims which I have or may have relating to the minimum advanced notice requirements as set forth under the Federal or State WARN Act.  I also understand and agree that I am waiving my right to receive pay in lieu of notice under the WARN Act.
Waiver of California Civil Code Section 1542 related to Unknown Claims. This section shall be governed by California law. Employee understand that he/she may have claims of which he/she may be unaware or unsuspecting which heshe is giving up by signing this Agreement. Employee also expressly waives all rights he/she might have under Section 1542 of the Civil Code of California which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Thus, notwithstanding the provision of Section 1542, and for the purpose of a full and complete release and discharge of all claims, Employee expressly waives any and all rights and benefits against the Company conferred upon him/her by California Civil Code section 1542 and/or any similar and applicable state or federal code/regulation and acknowledges that this Agreement includes in its effect, without limitation, a waiver of all claims that Employee does not know or suspect to exist in his/her favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any all such claims.

Waiver of Age Discrimination Claims. I received this Agreement on December 12, 2022 and have been given a twenty-one (21) day waiting period to consider whether to sign it. I understand that even if I sign and return this Agreement, I can still revoke this Agreement within seven (7) days after it is executed by me and returned to the Company (the “Revocation Period”).
I understand and agree that I:
1.    Have carefully read and fully understand all of the provisions of this Agreement;
2.    Am, through this Agreement, releasing the Company from any and all claims I may have against it to date under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.);
3.    Knowingly and voluntarily agree to all of the terms set forth in this Agreement;
4.    Knowingly and voluntarily intend to be legally bound by the same;
5.    Was advised and hereby am advised in writing to consider the terms of this Agreement and consult with an attorney of my choice prior to executing this Agreement; and,
6.    Understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621, et seq.) that may arise after the date this Agreement is executed are not waived.

Claims Not Affected. This is a general release of all claims, and excludes only (i) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which he/she is a party or under applicable law; (ii) any claims which Employee may have by reason of any Social Security, Worker’s Compensation, or Unemployment laws, or any benefits earned during Employee’s employment with the Company which may be payable now or in the future under any of the Benefit and/or Welfare Programs of the Company; (iii) any other rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.
Right to Consult With Attorney. Employee has been and hereby is: (i) advised in writing of his/her right to consult with an attorney, and (ii) given twenty-one (21) days to thoroughly review and discuss all aspects of this Agreement with Employee’s attorney before signing this Agreement and Employee has thoroughly discussed, or in the alternative has freely elected to waive any further opportunity to discuss, this Agreement with his/her attorney.
Agreement Knowingly and Voluntarily Executed. Employee represents and warrants that he/she freely and voluntarily entered into this Agreement on their own behalf, in the exercise of their own free act, deed and will, and without any duress or coercion. Employee understands that in executing this Agreement, it becomes final and conclusive.
Confidentiality. Employee agree that the terms and conditions of this Release shall remain confidential as between him/her and the Company and shall not be disclosed to any other person except as provided by law or to his/her attorney, spouse or significant other, accountant and/or financial advisor. Employee also agrees that during his/her employment they may have had access to confidential information and trade secrets concerning products, business plans, marketing strategies and other Company information and that Employee shall keep these matters completely confidential. Employee understands that nothing in this Agreement prohibits them from disclosing facts or information that he/she has the right to disclose under state or federal law, including any facts relating to a claim for sexual harassment or discrimination based on sex.
Continuing Obligations; Non-Disparagement. Notwithstanding any terms in this Agreement to the contrary, Employee acknowledges that he/she remains bound by any previous Confidentiality and Restrictive Covenant Agreement between Employee and the Company and agrees to abide by those continuing obligations. Employee also agrees not to disparage the Company, its officers, directors, employees, shareholders, and/or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that he/she may respond accurately and fully to any question, inquiry, or request for information when required by legal process. Furthermore, nothing in this agreement is meant to prohibit the discussion or disclosure of information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that is reasonably believed to be unlawful. Employee agrees that any and all inquiries from prospective employers or from any person or entity inquiring for employment or business related purposes concerning the circumstances surrounding his/her employment with and/or separation from the Company should be directed to the Company’s VP of Employee Relations & Talent and that the Company is authorized to provide the position Employee held with the company, his/her dates of employment and that it is the Company’s policy to only disclose the position held by the subject employee and the dates of their employment. If authorized by the Employee, the Company will also confirm/disclose the salary received by Employee at the time of his/her separation.
Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act (DTSA). Notwithstanding any provisions in this agreement or the Company’s policy applicable to the unauthorized use or disclosure of trade secrets, Employee is hereby notified that, pursuant to Section 7 of the DTSA, Employee cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  Employee also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Reporting to Governmental Agencies. Nothing in this Agreement prevents Employee from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”).  Employee understands this Agreement does not limit his/her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
No Admission of Wrongdoing by the Company. The Company expressly denies any violation of any federal, state, or local law. Accordingly, while this Agreement resolves all issues referred to in this Agreement, it is not, and shall not be construed as, an admission by the Company of any violation of any federal, state, or local law, or of any liability whatsoever or any admission by the Company that Employee has any valid claims against the Company.
No Unreported Claims. Employee warrants and represents that he/she is not aware of any claims or proceedings, or threat of claims against the Company or acts or omissions that might lead to a claim against the Company that Employee has not already reported to the Company.
Cooperation. Employee agrees to consult with the Company regarding on-going matters that commenced during Employee’s employment with the Company and to cooperate with the Company in connection with disputes between the Company and any third parties. This cooperation may include, but is not limited to, conferring with and assisting the Company in preparatory work in litigation matters, providing factual information to the Company, and giving deposition and testimony in judicial and administrative proceedings. Employee agrees that he/she will not be compensated by the Company for her cooperation, except that the Company will reimburse Employee for his/her reasonable out-of-pocket expenses incurred in connection therewith, provided that such expenses are approved in advance by the Company.
Injunctive Relief and Other Remedies. Employee understands and agrees that the harm to the Company from any breach of Employee’s obligations under Paragraph 4, 8, and 9 of this Agreement are difficult, if not impossible, to quantify and may be wholly or partially irreparable. Thus, the Company may enforce such obligations by seeking an injunction as well as by damages and other appropriate relief. Additionally, any breach on the part of Employee, with respect to any provision herein, will excuse the Company from any future performance under this Agreement.
General Provisions. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and unless otherwise noted it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors, and assigns. Employee may not assign any of his/her duties under this Agreement. If any provision of this Agreement is held to be contrary to applicable law, it shall be modified or disregarded as necessary, and the remainder of the Agreement will remain in full force and effect. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. A facsimile, copy or electronic mail (scanned PDF) of this Agreement shall be deemed an original. Electronic signatures are valid as an original signature.
EMPLOYEE SHOULD READ THIS AGREEMENT CAREFULLY AS IT INCLUDES A RELEASE OF ALL CLAIMS KNOWN AND UNKNOWN. EMPLOYEE IS FURTHER ADVISED TO SEEK LEGAL COUNSEL BEFORE SIGNING THIS AGREEMENT.
Date: January 9, 2023             Jack in the Box Inc.

By:	/S/ Steve Piano
Name:	Steve Piano
Title:	SVP Chief People Officer

I have read and understand all of the provisions of this Agreement and I voluntarily enter into this Agreement by signing it on January 2, 2023.

By:	/S/ Tim Mullany
Name:	Tim Mullany